Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Fourth Quarter and Full Year 2014 Results and a Quarterly Dividend

NEW YORK, March 18, 2015 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2014.

Highlights

•
Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM") from loan-based products was $13.7 billion as of December 31, 2014, as compared to $12.0 billion as of December 31, 2013 and $13.3 billion as of September 30, 2014.

— During 2014, the Company sponsored the issuance of five new CLOs and increased subscriptions to Non-CLO products that, together, represented $3.5 billion of new AUM.

— During the fourth quarter of 2014, the Company sponsored the issuance of one new CLO and increased subscriptions to Non-CLO products that, together, represented $634.5 million of new AUM.

•
Economic Net Income (“ENI”, a non-GAAP measure) for the fourth quarter and full year 2014 was $3.3 million and $36.1 million, respectively, as compared to $13.0 million and $41.9 million for the same periods of the prior year, respectively.

•
GAAP net income (loss) for the fourth quarter and full year 2014 was $0.8 million and $8.4 million, respectively, as compared to $4.9 million and $23.4 million for the same periods in the prior year, respectively.

•	CIFC declares a cash dividend of $0.10 per share. The dividend will be paid on April 15, 2015 to shareholders of record as of the close of business on April 2, 2015.

Executive Overview

We had a record year in our core CLO business. We sponsored the issuance of five CLOs representing $3.2 billion of new AUM, making CIFC the second largest U.S. CLO sponsor in 2014 by AUM(1). This exceeds our previous record of $2.5 billion in 2013 by 28%. In addition, we made good progress with broadening the platform outside of CLOs. We manage $593.5 million across various credit funds and customized SMAs and are gaining good traction with institutional investors.
We have a strong balance sheet with $160.5 million of cash and investments with no debt maturing for 20 years. During the year, we reduced our outstanding debt by $25.0 million and paid $9.2 million of dividends to our shareholders.

Explanatory Note:
(1) Source: Standard & Poor's Capital IQ LCD

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	4Q'14	4Q'13	% Change vs. 4Q'13	FY'14	FY'13	% Change vs. FY'13
Senior Fees from CLOs	$5,755	$5,214	10%	$21,709	$20,114	8%
Subordinated Fees from CLOs	8,356	8,945	(7)%	32,900	33,745	(3)%
Incentive Fees from CLOs	3,406	4,173	(18)%	16,660	16,272	2%
Fees from Non-CLO products	725	596	22%	3,403	1,703	100%
Total Management Fees	18,242	18,928	(4)%	74,672	71,834	4%
Net Investment Income	(1,544)	7,631	(120)%	14,139	16,243	(13)%
Total ENI Revenues	16,698	26,559	(37)%	88,811	88,077	1%
Employee compensation and benefits	7,190	7,519	(4)%	29,613	26,572	11%
Other operating expenses	5,680	4,524	26%	18,867	13,720	38%
Corporate interest expense	569	1,471	(61)%	4,236	5,865	(28)%
Total ENI Expenses	13,439	13,514	(1)%	52,716	46,157	14%
ENI (1)	$3,259	$13,045	(75)%	$36,095	$41,920	(14)%
ENI per share - basic	$0.13	$0.63	(79)%	$1.58	$2.02	(22)%
ENI per share - diluted (2) (3)	$0.12	$0.54	(78)%	$1.49	$1.76	(15)%

NON-GAAP FINANCIAL MEASURES (1)	4Q'14	4Q'13	% Change vs. 4Q'13	FY'14	FY'13	% Change vs. FY'13
ENI EBIT (4)	$3,828	$14,516	(74)%	$40,331	$47,785	(16)%
ENI EBITDA (5)	$4,130	$14,720	(72)%	$41,603	$48,519	(14)%
ENI EBITDA Margin (6)	25%	55%	(30)%	47%	55%	(8)%
Fee Related ENI EBITDA Margin (6)	31%	37%	(6)%	37%	45%	(8)%
ENI Margin (6)	20%	49%	(29)%	41%	48%	(7)%

NON-GAAP FINANCIAL MEASURES - AUM	12/31/2014	9/30/2014	% Change vs. 9/30/2014	12/31/2013	% Change vs. 12/31/13
Fee Earning AUM from loan-based products (7)	$13,676,489	$13,321,732	3%	$12,045,859	14%

SELECTED GAAP RESULTS	4Q'14	4Q'13	% Change vs. 4Q'13	FY'14	FY'13	% Change vs. FY'13
Total net revenues	$1,328	$1,831	(27)%	$5,658	$8,733	(35)%
Total expenses	$15,417	$19,828	(22)%	$60,863	$61,970	(2)%
Net income (loss) attributable to CIFC Corp.	$768	$4,891	(84)%	$8,381	$23,371	(64)%
Earnings (loss) per share - basic	$0.03	$0.24	(88)%	$0.37	$1.12	(67)%
Earnings (loss) per share - diluted (2)	$0.03	$0.21	(86)%	$0.35	$0.98	(64)%
Weighted average shares outstanding - basic	25,150	20,795	21%	22,909	20,801	10%
Weighted average shares outstanding - diluted	26,633	25,947	3%	24,168	25,737	(6)%

Explanatory Notes:

(1)	See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures.

(2)
Convertible Notes outstanding were converted into the Company's common shares on July 12, 2014. For the year ended December 31, 2014, the convertible notes were anti-dilutive and excluded from the numerator in the dilution calculation. For the three months and year ended December 31, 2013, the numerator in the dilution calculation had been adjusted to add-back the effect of convertible note interest charges (before taxes for ENI and after taxes for GAAP) as the impact to EPS was dilutive.

(3)	GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding.

(4)	ENI EBIT is ENI before corporate interest expense. See Appendix.

(5)	ENI EBITDA is ENI EBIT before depreciation of fixed assets. See Appendix.

(6)
ENI EBITDA Margin is ENI EBITDA divided by Total ENI Revenue. Fee Related ENI EBITDA Margin is ENI EBITDA less Net Investment Income divided by Total Management Fees. ENI Margin is ENI divided by Total ENI Revenue.

(7)
Amount excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.7 billion and $0.8 billion as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

Fourth Quarter Overview
CIFC reported ENI of $3.3 million for the fourth quarter of 2014, as compared to $13.0 million for the same period in the prior year. ENI decreased period to period by $9.8 million or 75% primarily driven by increased volatility in loan market prices which decreased values of our investments in warehouses and CLO equity and resulted in lower net investment income compared to the same period in the prior year.

CIFC reported GAAP net income attributable to CIFC Corp. of $0.8 million for the fourth quarter of 2014, as compared to $4.9 million in the same period of the prior year. GAAP operating results decreased by $4.1 million from the prior year period due to the $9.8 million decrease noted above (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI). Additional decreases include (i) a $0.8 million loss from increase in fair value of contingent liabilities related to improvements in the expected performance of legacy CIFC CLOs with fee sharing arrangements, and (ii) a $0.7 million reduction in revenues from fee sharing (GAAP presents fees gross of fee sharing). These decreases were offset by (i) a $4.0 million reduction in intangible asset amortization compared to the prior year as certain CLO and CDO management contracts were written off in the prior year, (ii) a reduction of $1.9 million in income tax expense due to lower taxable income quarter over quarter and (iii) a $1.3 million decrease in non-cash compensation costs related to profits interests granted by CIFC Parent in June 2011.

Fiscal Year Overview
CIFC reported ENI of $36.1 million for the year ended December 31, 2014, as compared to $41.9 million for the prior year. ENI decreased year over year by $5.8 million or 14%, primarily driven by net increases in other operating expenses as well as increases in employee compensation and benefits to support the growth of the business. Operating expenses increased primarily due to (i) the annual strategic advisory fees paid to DFR Holdings LLC ("DFR Holdings"), our largest shareholder, (ii) increases in fees to members of our Board of Directors, (iii) increases in subscription fees paid for enhancements to investment research products, and (iv) investments in technology.

CIFC reported GAAP net income attributable to CIFC Corp. of $8.4 million for the year ended December 31, 2014, as compared to $23.4 million in the same period of the prior year. GAAP operating results decreased by $15.0 million from the prior year primarily due to the (i) $5.8 million decrease noted above (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI), (ii) a decrease of $7.0 million in revenues from fee sharing (GAAP presents fees gross of fee sharing), (iii) a $4.6 million loss from increase in fair value of contingent liabilities related to improvements in expected performance of legacy CIFC CLOs with fee sharing arrangements, (iv) an increase of $3.4 million in income tax expense related to reduction of deferred tax assets, driven by the change of New York State tax laws, which was partially offset by lower taxable income year over year, (v) a $2.3 million decrease in management fees attributable to non-core funds as their AUM continues to decline as these funds run-off per their contractual terms, and (vi) a $1.8 million increase in non-recurring expenses (see notes of Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI). The decreases were partially offset by (i) a $7.8 million reduction in intangible asset amortization compared to the prior year as certain CLO and CDO management contracts were written off in the prior year and (ii) a $2.2 million decrease in non-cash compensation costs related to profits interests granted by CIFC Parent in June 2011.

Fee Earning AUM
Fee Earning AUM or AUM refers to the assets managed by the Company on which it is paid management fees and/or incentive fees. Generally, with respect to CLOs, management fees are paid to the Company based on the aggregate collateral balance at par plus principal cash, and with respect to Non-CLO funds, the value of the assets in such funds (excluding non-fee earning AUM such as the Company’s investments).
During the year, CIFC (i) sponsored the issuance of five new CLOs for $3.2 billion of new AUM, (ii) added new credit funds and SMAs and (iii) increased subscriptions to its existing credit funds. New AUM was partially offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their reinvestment periods. The overall net increase in Fee Earning AUM was $1.6 billion for the year.

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1)(2):

	December 31, 2014		September 30, 2014		December 31, 2013
(in thousands, except # of Products)	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM
Post 2011 CLOs	13	$7,402,986	12	$6,845,493	8	$4,127,951
Legacy CLOs (3)	19	4,960,877	19	5,301,060	20	6,811,382
Total CLOs	32	12,363,863	31	12,146,553	28	10,939,333
Credit Funds & SMAs (4)	8	593,456	5	514,891	5	406,857
Other Loan-Based Products (4)	2	719,170	2	660,288	1	699,669
Total Non-CLOs (4)	10	$1,312,626	7	$1,175,179	6	$1,106,526
AUM from loan-based products	42	$13,676,489	38	$13,321,732	34	$12,045,859

Explanatory Notes:

(1)
Table excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.7 billion and $0.8 billion as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Fee Earning AUM attributable to non-core products is expected to continue to decline as these funds run-off per their contractual terms.

(2)	Fee Earning AUM is based on latest available monthly report issued by the trustee or fund administrator prior to the end of the period, and may not tie back to Consolidated GAAP financial statements.

(3)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(4)	Management fees for Non-CLO products vary by fund and may not be similar to a CLO.

The following graph illustrates that since 2012, CIFC has raised $8.7 billion new AUM, which has more than offset the run-off from Legacy CLOs (including acquired CLOs) through organic growth. Our Legacy CLO AUM of $5.0 billion is only 36% of our total loan-based AUM of $13.7 billion.

$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
Fee Earning AUM ($ in billions)
Q1 '12
Q2 '12
Q3 '12
(1)
Q4 '12
Q1 '13
Q2 '13
Q3 '13
Q4 '13
Q1 '14
Q2 '14
Q3 '14
Q4 '14
Non-CLO Products
Post 2011 CLOs
Legacy CLOs

Explanatory Note:

(1)	Increase in AUM on the Legacy CLOs was the result of the acquisition of the rights to manage four "Navigator" CLOs during September 2012.

Total loan-based Fee Earning AUM activity for the three months and year ended December 31, 2014, are as follows ($ in thousands):

	4Q'14	FY'14
Opening AUM Balance	$13,321,732	$12,045,859
CLO New Issuances	549,528	3,249,990
CLO Principal Paydown	(337,552)	(1,761,162)
CLO Calls, Redemptions and Sales	—	(86,693)
Fund Subscriptions	84,989	206,918
Fund Redemptions	(6,625)	(26,625)
Other (1)	64,417	48,202
Ending AUM Balance	$13,676,489	$13,676,489
Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market value or portfolio value changes in certain Non-CLO products.

Liquidity and Capital Resources
At December 31, 2014, our investments and cash on hand aggregated to $160.5 million. During the year, our long term debt was reduced by $25.0 million. The Junior Subordinated debt of $120.0 million matures in 2035 and has a weighted average interest rate of 3 month LIBOR + 2.77% over the term of the debt.
Investments
During the year ended December 31, 2014, our investments decreased by $11.9 million. During the year, we seeded additional capital in our credit funds and reduced investments in CLO residual interests and warehouses. Our investments as of December 31, 2014 and 2013 are as follows ($ in thousands):

Deconsolidated Non-GAAP (1)	December 31, 2014	December 31, 2013	Change
CIFC Managed CLO Equity (Residual Interests)	$25,239	$44,292	$(19,053)
Warehouses (2)	21,134	32,529	(11,395)
Fund Coinvestments	43,336	36,310	7,026
Other Investments	11,540	—	11,540
Total	$101,249	$113,131	$(11,882)

Explanatory Notes:

(1)
Pursuant to GAAP, investments in consolidated CLOs, warehouses and certain Non-CLO products are eliminated from "Investments" on the Company's Consolidated Balance Sheets. See Appendix for a Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets for further details.

(2)
From time to time, the Company establishes “warehouses”, entities designed to accumulate investments in advance of sponsoring new CLOs or other funds managed by the Company.  To establish a warehouse, the Company contributes equity capital to a newly formed entity which is typically levered (three to five times) and begins accumulating investments.  When the related CLO or fund is sponsored, typically three to nine months later, the warehouse is “terminated”, with it concurrently repaying the related financing and returning to the Company its equity contribution, net of gains and losses, if any.

Long Term Debt
Excluding non-recourse variable interest entity ("VIE") debt, the Company had $120.0 million of Junior Subordinated Notes outstanding as of December 31, 2014, which mature in 2035 and have a weighted average interest rate of 3 month LIBOR + 2.77% over the term of the loans. In addition, the Company called the Convertible Notes during the year. Upon call, DFR Holdings converted its entire $25.0 million principal amount of Convertible Notes into 4,132,231 shares of the Company's common stock.
Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP Net income attributable to CIFC Corp. to measure the performance of its core business (excluding non-core products). The Company believes ENI reflects the nature and substance of the business, the economic results driven by management fee revenues from the management of client funds and earnings on the Company's investments. ENI represents net income (loss) attributable to CIFC Corp. excluding (i) income taxes, (ii) merger and acquisition related items including fee-sharing arrangements, amortization and impairments of intangible assets and gain (loss) on contingent consideration for earn-outs, (iii) non-cash compensation related to profits interests granted by CIFC Parent in June 2011, (iv) revenues attributable to non-core investment products, and (v) other non-recurring items.

The Deconsolidated Non-GAAP Statements represent the Consolidated GAAP statements adjusted to eliminate the impact of the Consolidated Entities. On the Statement of Operations, the Company has reclassed the sum of Net results of Consolidated Entities, Net (income) loss attributable to noncontrolling interest in Consolidated Entities and Net gain (loss) on investments to the Deconsolidated Non-GAAP line items that represent its characteristics: management fees and interest income. On the Balance Sheets, the Company has excluded amounts related to all consolidated entities. Management uses these Non-GAAP statements in addition to Consolidated GAAP Statements to measure the performance of its core asset management business.
EBIT and ENI EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. ENI EBIT represents ENI before corporate interest expense and ENI EBITDA represents ENI EBIT before depreciation of fixed assets, a non-cash item.

ENI, ENI EBIT and ENI EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, ENI EBIT and ENI EBITDA should be considered as an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, ENI EBIT and ENI EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]
About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is a SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). CIFC currently serves over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•
Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, ENI EBIT and ENI EBITDA) for the Three Months and Years Ended December 31, 2014 and 2013 (unaudited)

•
Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Three Months Ended December 31, 2014 and 2013 (unaudited)

•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Years Ended December 31, 2014 and 2013 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of Entities) as of December 31, 2014 and December 31, 2013 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures (unaudited)

(In thousands) (unaudited)	4Q'14	4Q'13	FY'14	FY'13
GAAP Net income (loss) attributable to CIFC Corp.	$768	$4,891	$8,381	$23,371
Income tax expense (benefit)	1,034	2,970	22,158	18,782
Amortization and impairment of intangibles	2,205	6,192	10,149	17,913
Net (gain)/loss on contingent liabilities and other	757	(46)	2,932	(1,644)
Employee compensation costs (1)	318	1,593	1,610	3,767
Management fees attributable to non-core funds	(179)	(199)	(814)	(3,139)
Management fee sharing arrangements (2)	(1,668)	(2,356)	(8,716)	(15,744)
Other non-recurring (3)	24	—	395	(1,386)
Total reconciling and non-recurring items	2,491	8,154	27,714	18,549
ENI	$3,259	$13,045	$36,095	$41,920
Add: Corporate interest expense	569	1,471	4,236	5,865
ENI EBIT	$3,828	$14,516	$40,331	$47,785
Add: Depreciation of fixed assets	302	204	1,272	734
ENI EBITDA	$4,130	$14,720	$41,603	$48,519

Explanatory Notes:

(1)
Employee compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent and sharing of incentive fees with certain former employees established in connection with the Company's acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC ("CNCIM").

(2)
The Company shares management fees on certain of the acquired CLOs it manages (shared with the party that sold the funds to CIFC). Management fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(3)
For the three months ended December 31, 2014, other non-recurring represents litigation expenses. For the year ended December 31, 2014, other non-recurring represents litigation expenses of $0.6 million, which was partially offset by additional gains from contingent payments collected on the 2012 sale of the Company's rights to manage Gillespie CLO PLC of $0.2 million. For the year ended December 31, 2013, other non-recurring represents additional gains from contingent payments collected on the 2012 sale of the Company's rights to manage Gillespie CLO PLC of $1.4 million.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (unaudited)

	4Q'14			4Q'13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$840	$19,249	$20,089	$1,754	$19,729	$21,483
Net investment income	488	(2,032)	(1,544)	77	7,554	7,631
Total net revenues	1,328	17,217	18,545	1,831	27,283	29,114
Expenses
Employee compensation and benefits	7,508	—	7,508	9,112	—	9,112
Professional services	2,341	—	2,341	1,903	—	1,903
General and administrative expenses	3,061	—	3,061	2,417	—	2,417
Depreciation and amortization	2,507	—	2,507	3,290	—	3,290
Impairment of intangible assets	—	—	—	3,106	—	3,106
Total expenses	15,417	—	15,417	19,828	—	19,828
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments	(468)	468	—	935	(935)	—
Net gain (loss) on contingent liabilities	(757)	—	(757)	46	—	46
Corporate interest expense	(569)	—	(569)	(1,471)	—	(1,471)
Net other income (expense) and gain (loss)	(1,794)	468	(1,326)	(490)	(935)	(1,425)
Operating income (loss)	(15,883)	17,685	1,802	(18,487)	26,348	7,861
Net results of Consolidated Entities	100,955	(100,955)	—	46,944	(46,944)	—
Income (loss) before income taxes	85,072	(83,270)	1,802	28,457	(20,596)	7,861
Income tax (expense) benefit	(1,034)	—	(1,034)	(2,970)	—	(2,970)
Net income (loss)	84,038	(83,270)	768	25,487	(20,596)	4,891
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(83,270)	83,270	—	(20,596)	20,596	—
Net income (loss) attributable to CIFC Corp.	$768	$—	$768	$4,891	$—	$4,891

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (continued) (unaudited)

	FY'14			FY'13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$4,868	$79,334	$84,202	$8,400	$82,317	$90,717
Net investment income	790	13,349	14,139	333	15,910	16,243
Total net revenues	5,658	92,683	98,341	8,733	98,227	106,960
Expenses
Employee compensation and benefits	31,223	—	31,223	30,339	—	30,339
Professional services	7,259	—	7,259	5,277	—	5,277
General and administrative expenses	10,960	—	10,960	7,707	—	7,707
Depreciation and amortization	11,421	—	11,421	15,541	—	15,541
Impairment of intangible assets	—	—	—	3,106	—	3,106
Total expenses	60,863	—	60,863	61,970	—	61,970
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments	2,474	(2,474)	—	1,822	(1,822)	—
Net gain (loss) on contingent liabilities	(2,932)	—	(2,932)	1,644	—	1,644
Corporate interest expense	(4,236)	—	(4,236)	(5,865)	—	(5,865)
Net gain on the sale of management contracts	229	—	229	1,386	—	1,386
Other, net	—	—	—	(2)	—	(2)
Net other income (expense) and gain (loss)	(4,465)	(2,474)	(6,939)	(1,015)	(1,822)	(2,837)
Operating income (loss)	(59,670)	90,209	30,539	(54,252)	96,405	42,153
Net results of Consolidated Entities	69,505	(69,505)	—	169,869	(169,869)	—
Income (loss) before income taxes	9,835	20,704	30,539	115,617	(73,464)	42,153
Income tax (expense) benefit	(22,158)	—	(22,158)	(18,782)	—	(18,782)
Net income (loss)	(12,323)	20,704	8,381	96,835	(73,464)	23,371
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	20,704	(20,704)	—	(73,464)	73,464	—
Net income (loss) attributable to CIFC Corp.	$8,381	$—	$8,381	$23,371	$—	$23,371

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (unaudited)

	December 31, 2014			December 31, 2013
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$59,290	$—	$59,290	$25,497	$(4,132)	$21,365
Restricted cash and cash equivalents	1,694	—	1,694	1,700	—	1,700
Due from brokers	1	—	1	18,813	(4,985)	13,828
Investments	38,699	62,550	101,249	16,883	96,248	113,131
Receivables	2,134	4,346	6,480	2,120	3,814	5,934
Prepaid and other assets	4,115	—	4,115	5,104	(222)	4,882
Deferred tax asset, net	55,475	—	55,475	57,675	—	57,675
Equipment and improvements, net	5,194	—	5,194	4,261	—	4,261
Intangible assets, net	15,074	—	15,074	25,223	—	25,223
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal	257,676	66,896	324,572	233,276	90,723	323,999
Total assets of Consolidated Entities	12,890,459	(12,890,459)	—	11,366,912	(11,366,912)	—
Total Assets	$13,148,135	$(12,823,563)	$324,572	$11,600,188	$(11,276,189)	$323,999
Liabilities
Due to brokers	$—	$—	$—	$5,499	$(4,991)	$508
Accrued and other liabilities	15,584	—	15,584	15,197	(270)	14,927
Deferred purchase payments	—	—	—	1,179	—	1,179
Contingent liabilities	12,668	—	12,668	16,961	—	16,961
Long-term debt	120,000	—	120,000	139,164	—	139,164
Subtotal	148,252	—	148,252	178,000	(5,261)	172,739
Total non-recourse liabilities of Consolidated Entities	12,477,981	(12,477,981)	—	11,114,435	(11,114,435)	—
Total Liabilities	12,626,233	(12,477,981)	148,252	11,292,435	(11,119,696)	172,739
Equity
Common stock	25	—	25	21	—	21
Treasury stock	(914)	—	(914)	(914)	—	(914)
Additional paid-in capital	988,904	—	988,904	963,011	—	963,011
Retained earnings (deficit)	(811,695)	—	(811,695)	(810,858)	—	(810,858)
Total CIFC Corp. Stockholders' Equity	176,320	—	176,320	151,260	—	151,260
Noncontrolling interest in Consolidated Funds	210,818	(210,818)	—	5,107	(5,107)	—
Appropriated retained earnings (deficit) of Consolidated Entities	134,764	(134,764)	—	151,386	(151,386)	—
Total Equity	521,902	(345,582)	176,320	307,753	(156,493)	151,260
Total Liabilities and Stockholders' Equity	$13,148,135	$(12,823,563)	$324,572	$11,600,188	$(11,276,189)	$323,999